                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          ARI Network Services, Inc.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                         ARI NETWORK SERVICES, INC.
                          330 East Kilbourn Avenue
                         Milwaukee, Wisconsin  53202

                               _______________


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              November 19, 1997


To the Shareholders of ARI Network Services, Inc.:

     The 1997 Annual Meeting of Shareholders of ARI Network Services, Inc. will be held at 330 East Kilbourn Ave., Suite 725 Milwaukee, Wisconsin, on Wednesday, November 19, 1997 at 9:00 a.m., local time, for the following purposes:

     (1)  To re-elect two directors to serve until 2000;

     (2) To consider and act upon a proposal to amend the Company's Articles of Incorporation to effect a one-for-four reverse stock split of the Company's Common Stock while keeping 25,000,000 authorized shares of $.001 par value Common Stock (the "Reverse Split");

     (3) To ratify the appointment of Ernst & Young LLP to audit the books and accounts of the Company for the fiscal year ending July 31, 1998; and

     (4) To transact such other business as may properly come before the meeting.


     Shareholders of record at the close of business on October 7, 1997 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.


                                                     Mark L. Koczela, Secretary
                                                               October 17, 1997

                         ARI NETWORK SERVICES, INC.
                          330 East Kilbourn Avenue
                         Milwaukee, Wisconsin  53202


                               PROXY STATEMENT

     The expenses of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone. This Proxy Statement and the accompanying Proxy and Annual Report to Shareholders are being sent to the Company's shareholders commencing on October 17, 1997.

     Each shareholder of record at the close of business on October 7, 1997 will be entitled to one vote for each share of common stock registered in such shareholder's name. As of October 7, 1997, the Company had outstanding 15,420,974 shares of common stock, par value $.001 per share (the "Common Stock"). The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum at the Annual Meeting.

     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS. DIRECTORS WILL BE ELECTED BY A PLURALITY OF VOTES CAST AT THE ANNUAL MEETING (ASSUMING A QUORUM IS PRESENT) UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN AT THE ANNUAL MEETING. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK IS NECESSARY TO APPROVE THE REVERSE SPLIT. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING (ASSUMING A QUORUM IS PRESENT) IS REQUIRED TO APPROVE THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S AUDITORS. FOR PURPOSES OF DETERMINING THE NUMBER OF VOTES CAST WITH RESPECT TO A VOTING MATTER, ONLY VOTES CAST "FOR" OR "AGAINST" ARE INCLUDED. ABSTENTIONS AND BROKER NON-VOTES ARE COUNTED ONLY FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ANNUAL MEETING.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to beneficially own 5% or more of the Common Stock, by each director or nominee of the Company, by certain executive officers of the Company, and by all directors and executive officers of the Company as a group as of September 30, 1997.

                                                          AMOUNT AND
                                                            NATURE
                                                         OF BENEFICIAL
   NAME OF BENEFICIAL OWNERS                             OWNERSHIP (1)  PERCENT
   -------------------------                             -------------  -------
   WITECH Corporation (2)(3)............................... 3,420,744    21.2%
   231 West Michigan Street, Milwaukee, WI  53203

   Vulcan Ventures Incorporated (4) (5).................... 2,157,791    13.9%
   110 110th Avenue N.E., Suite 550, Bellevue, WA  98004

   Applewood Associates L.P................................ 1,800,000    11.7%
   68 Whetley Road, Brookville, NY 11545

   State of Wisconsin Investment Board..................... 1,267,500     8.2%
   121 W. Wilson Street, Madison, WI   53703

   RPI Holdings, Inc. (6)(7)............................... 1,227,257     7.9%
   330 East Kilbourn Avenue, Milwaukee, WI  53202

   William H. Alverson (8).................................    20,000      *

   John C. Bray (9)........................................    50,000      *

   Gordon J. Bridge (10)...................................    85,000      *

   Francis Brzezinski (3)(11)..............................    19,750      *

   George D. Dalton (12)...................................    35,750      *

   Brian E. Dearing (13)...................................   248,627     1.6%

   Mark L. Koczela (14)....................................   160,913     1.0%

   Michael R. McGurk (15)..................................    32,250      *

   Eric P. Robison (5) (16)................................    16,050      *

   Richard W. Weening (17).................................   173,875     1.1%

   All officers and directors as a group (10 persons) (18).   842,215     5.3%

---------------------
*Less than 1%

(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Indicated options and warrants are exercisable within 60 days of September 30, 1997.
(2)  WITECH's shares include 700,000 shares subject to a warrant.
(3) Francis Brzezinski is an officer and director of WITECH and has voting control of the Common Stock held by WITECH.
(4)  Vulcan's shares include 125,000 shares subject to warrants.
(5) Mr. Robison is a Business Development Associate of Vulcan, N.W., an affiliate of Vulcan Ventures Incorporated.
(6)  Includes 60,625 shares subject to a warrant.
(7) William H. Alverson and Richard W. Weening are shareholders and directors of RPI Holdings, Inc. ("RPI").
(8) Includes options for 15,000 shares. Mr. Alverson's shares exclude any shares held by RPI.
(9)  Includes options for 50,000 shares.
(10) Includes options for 85,000 shares.
(11) Includes options for 18,750 shares. Mr. Brzezinski's total excludes any shares held by WITECH.
(12) Includes options for 32,750 shares.
(13) Includes options for 248,627 shares.
(14) Includes options for 160,013 shares.
(15) Includes options for 32,250 shares.
(16) Includes options for 16,050 shares. Mr. Robison's shares exclude any shares held by Vulcan.
(17) Includes options for 100,000 shares and a warrant for 60,625 shares. Mr. Weening's total excludes any shares held by RPI.
(18) Includes options and warrants for 819,065 shares.

                            ELECTION OF DIRECTORS

     The Company's directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, shareholders will elect two directors to serve until 2000.

                            DIRECTORS WHOSE TERMS
                     EXPIRE AT THE ANNUAL MEETING IN 2000
                     ------------------------------------

     GEORGE D. DALTON, 68; Mr. Dalton, a director since March, 1994, is Chairman and Chief Executive Officer and a director of FIserv Inc., a major provider of data processing outsourcing and related products and services for financial institutions. Mr. Dalton was one of the original investors in FIserv when it was formed in 1984. Mr. Dalton is also a director of APAC Teleservices, Inc.

     GORDON J. BRIDGE, 55; Mr. Bridge, a director since 1995, is President, Chief Executive Officer and Chairman of the Board of CONNECT, Inc. Prior to joining CONNECT, Mr. Bridge was with QUAESTUS Management Corporation as an Executive Vice President. Prior to joining QUAESTUS Mr. Bridge was with AT&T where he held various executive management positions from 1988 to 1995. Most recently, Mr. Bridge served as Vice President, Corporate Strategy for Emerging Services and Products for AT&T. He previously managed three business units for AT&T, including Consumer Interactive Services, EasyLink Services and Computer Systems. Prior to joining AT&T, Mr. Bridge was with the IBM Corporation for 23 years. Mr. Bridge holds a B.A. in mathematics from Bradley University.

                            DIRECTORS WHOSE TERMS
                     EXPIRE AT THE ANNUAL MEETING IN 1999
                     ------------------------------------

     ERIC P. ROBISON, 38; Mr. Robison, a director since 1994, is a business development associate for Vulcan Northwest in Bellevue, Washington, the investment company of Paul G. Allen, co-founder of Microsoft. From 1991 to 1994 when he joined Vulcan, Mr. Robison was co-founder and Vice President of The Stanton Robison Group, Inc., a business development, marketing and advertising consulting firm. From 1989 to 1991 Mr. Robison was Vice President of Marketing of SGS, Inc., a seafood restaurant chain in Mountlake Terrace, Washington. Pursuant to an Agreement between Vulcan Ventures and the Company, Vulcan Ventures designated Mr. Robison for election to the Board. Mr. Robison is also a director of Egghead Software and c/net.Inc.

     WILLIAM H. ALVERSON, 64; Mr. Alverson, a director since 1983, is a shareholder and member of the Board of Directors of Godfrey & Kahn, S.C., a Milwaukee law firm where he has been employed since 1966.


     FRANCIS BRZEZINSKI, 46; Mr. Brzezinski, a director since 1990, is Vice President, Wisconsin Energy Corporation and President of its real estate and venture subsidiaries WISPARK, WITECH and WISVEST. Mr. Brzezinski has been employed by Wisconsin Energy Corporation since 1990.

                            DIRECTORS WHOSE TERMS
                     EXPIRE AT THE ANNUAL MEETING IN 1998
                     ------------------------------------

     BRIAN E. DEARING, 42; Mr. Dearing, a director since 1995, is President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Dearing held the position of Vice President - EDI Business Development in London, England, with Sterling Software, Inc. Since 1990, Mr. Dearing held a series of electronic commerce executive positions at Sterling including Vice President of Marketing and Vice President of Customer Service for Sterling's North American EDI business, as well as Vice President of European Network Services. Prior to joining Sterling, Mr. Dearing was Manager of EDI Market Development and Manager of EDI Product Management with General Electric Information Services. Mr. Dearing holds a Masters Degree in Industrial Administration from Krannert School of Management at Purdue University and a BA in Political Science from Union College. He also spent a year of undergraduate studies at the London School of Economics.

     RICHARD W. WEENING, 51; Mr. Weening, a director since 1981, is Chairman of the Board of the Company. Mr. Weening organized the Company in 1981 as a business information publishing subsidiary of Raintree Publishers, Inc., now known as RPI Holdings, Inc. ("RPI"). He served as President and Chief Executive Officer of the Company until October 1987 and Chairman and Chief Executive Officer of the Company until October 1990. Mr. Weening is also the President and Chief Executive Officer of QUAESTUS Management Corporation, a private equity investment management firm. From 1972 to present Mr. Weening has also served as President of RPI, a significant shareholder of the Company. See "Security Ownership of Certain Beneficial Owners." Mr. Weening is also a director of Connect, Inc.

     The Board of Directors held ten meetings in fiscal 1997. Each incumbent director, except Mr. Weening attended 75 percent or more of the combined number of meetings of the Board and Committees on which such director served.

     The Company's Board of Directors has established an Executive Committee that currently is composed of Mr. Dearing, Mr. Bridge, Mr. Brzezinski and Mr. Weening. Mr. Bridge serves as Chairman of the Executive Committee. The duties of the Executive Committee are to review the monthly management report with the CEO; act as a resource to the CEO in the development of the Company's Business Plan, overall business strategy and any other matter which the CEO or any member deems appropriate. The Executive Committee also considers and acts upon matters requiring Board consideration between regular meetings of the full Board not prohibited by law or by the by-laws of the Company. The Executive Committee also reviews and approves compensation including base salary, benefits, bonus and (subject to the review and approval of the Stock Option Committee) stock option awards for the CEO and the CEO recommendations for all management level employees. The Executive Committee also reviews and makes recommendations to the Board as to appropriate action regarding any and all matters of corporate finance, acquisitions, the sale of stock, the incurrence of debt and the sale of assets. The Executive Committee met eight times during fiscal 1997.

     The Company's Board of Directors has established an Audit Committee that currently is composed of Mr. Brzezinski and Mr. Alverson. The duties of the Audit Committee are to evaluate the independent auditors; to make recommendations as to the selection of independent auditors; to review the audit plan and scope with the independent auditors; to review audit results; to review transactions between management and the Company; to review reports of the accounting staff of the Company and its auditors as to the adequacy of its system of internal controls; and to make appropriate inquiries respecting financial matters to the auditors and others. The Audit Committee met once during fiscal 1997.

     The Company's Board of Directors has established a Stock Option Committee that currently is composed of Mr. Brzezinski and Mr. Alverson. The duties of the Stock Option Committee are to administer the Company's 1991 Incentive Stock Option Plan, the 1992 Employee Stock Purchase Plan and the 1993 Director Stock Option Plan. The Stock Option Committee did not meet in fiscal 1997.

     The Board of Directors does not have a nominating committee, as decisions regarding Board membership are made by the full Board.

     Each member of the Board of Directors is compensated under the Director Stock Option Plan in lieu of any cash compensation. Under the Plan, each director receives options for 500 shares on the first day of each calendar year and receives options for an additional 1,000 shares for each meeting of the Board and 350 shares for each meeting of a Committee attended by the director. In consideration for his services as Chairman of the Executive Committee of the Board, on October, 1996 Mr. Bridge received a grant of options to acquire 140,000 shares of Common Stock at $2.50 per share which will vest at the rate of 5,000 per month. The options expire on October, 2006.

     Mr. Weening has a consulting arrangement with the Company. See "Certain Transactions."

                            EXECUTIVE COMPENSATION

     The following table sets forth compensation for the last three fiscal years for each of the Company's executive officers whose salary and bonus during fiscal 1997 exceeded $100,000 or who served as chief executive officer at any time during fiscal 1997.

                          SUMMARY COMPENSATION TABLE


                                                                                Long Tern
                                                                               Compensation
                                              Annual Compensation                 Awards
                                              -------------------                 ------
                                                                                 Securities
                                                               Other Annual      Underlying          All Other
  Name and Principle Position   Year   Salary ($)  Bonus ($)   Compensation    Options/SARs (#)   Compensation ($)
  ---------------------------   ---    ---------   ---------   ------------    ---------------    ----------------
Brian Dearing                   1997    $150,000    $33,683              $0            100,000                  $0
President & Chief               1996    $109,615     $4,167              $0            350,000             $19,086
Executive Officer(1)

Mark Koczela, Executive         1997    $129,854    $38,947              $0            100,000                  $0
Vice President of Business      1996    $125,000         $0              $0                  0                  $0
Development &                   1995    $125,000    $10,000              $0                  0                  $0
Administration

John C. Bray, Vice              1997    $111,032    $20,320         $18,835            150,000                  $0
President of Sales (2)

Michael R. McGurk, Vice         1997     $53,529    $18,343              $0            112,500                  $0
President of Technology(3)


---------------------

(1)  Mr. Dearing's employment with the Company commenced November 13, 1995.

(2) Mr. Bray's employment with the Company commenced September 30, 1996. Other annual compensation consists of commission paid on new sales.

(3) Mr. McGurk's employment with the Company commenced January 20, 1997. Mr. McGurk's annual base salary is at the rate of $100,000.

     The table below provides information regarding option grants in the year ended July 31, 1997 to the persons named in the Summary Compensation Table pursuant to the Company's 1991 Stock Option Plan.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS
                     --------------------------------------------------------------------
                      NUMBER OF       PERCENT OF TOTAL
                      SECURITIES        OPTIONS/SARS
                      UNDERLYING         GRANTED TO         EXERCISE OR
                     OPTIONS/SARS         EMPLOYEES         BASE PRICE
   NAME              GRANTED # (1)    IN FISCAL YEAR (1)     ($/SHARE)    EXPIRATION DATE
   ----              -------------    ------------------     ---------    ---------------
   Brian E. Dearing     100,000              13%               $2.25          11/2006
   Mark L. Koczela      100,000              13%               $2.25          11/2006
   John C. Bray         150,000              20%              $2.625          11/2006
   Michael R. McGurk    112,500              15%               $2.25          03/2007


----------------------
(1) All options granted in the fiscal year were awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant. Under the terms of the Plan, the Stock Option Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.

     The table below provides information regarding the value of stock options held at July 31, 1997 by the persons named in the Summary Compensation Table. None of such persons exercised any options during the fiscal year.


                       AGGREGATED OPTION/SAR EXERCISES
          IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES



                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                       SHARES                            OPTIONS/SARS            THE-MONEY OPTIONS/SARS
                     ACQUIRED ON       VALUE             AT FY-END (#)             AT FY-END ($) (1)
 NAME                EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
 ----                ------------   ------------   -------------------------    -------------------------
 Brian E. Dearing        -0-            -0-              209,743/240,257                  $0/$0

 Mark L. Koczela         -0-            -0-              160,013/75,000                   $0/$0

 John C. Bray            -0-            -0-              50,000/100,000                   $0/$0

 Michael R. McGurk       -0-            -0-               32,250/80,250                   $0/$0


----------------------
(1) "Value" represents the difference between the $0.875 closing price of the Common Stock on July 31, 1997 (the last trading day in the fiscal year) and the exercise price of the options, multiplied by the number of shares underlying the options.

CERTAIN AGREEMENTS

     The Company and Mr. Dearing are parties to a letter describing the terms of his employment. Mr. Dearing is to receive an annual base salary of $150,000. Mr. Dearing is eligible to receive a $75,000 cash bonus if he meets the objectives set jointly by the Board of Directors and Mr. Dearing. In connection with his employment letter, Mr. Dearing was granted options for 350,000 shares of the Company's common stock at a price of $1.625 per share. The options are to vest over a three year period, with 116,696 vesting after 12 months of continuous employment. The remainder will vest at a rate of 9,721 per month for the following 24 months. Mr. Dearing is to receive 9 months of full salary continuance and Company-paid medical and dental benefits if his employment is involuntarily terminated within 24 months of November 13, 1995 or within 18 months as a result of the Company being sold, liquidated or merged.

CERTAIN TRANSACTIONS

     The Company and QUAESTUS Management Corporation, an affiliate of RPI Holdings, Inc., one of the shareholders of the Company, are parties to an engagement letter dated September 30, 1993 as amended (the "QMC Letter").
Under the QMC Letter, QUAESTUS assists the Company with investor relations, executive recruiting, business and strategic planning and corporate finance matters. During fiscal 1997, QUAESTUS provided consulting services for the Company and was paid an aggregate of $176,000 including out-of-pocket expenses. The Agreement can be terminated by the Company or QUAESTUS on 30 days written notice.

     The Company and QUAESTUS were also parties to a sublease dated June 4, 1991. Pursuant to such sublease, QUAESTUS subleased approximately 4,000 square feet of office space from the Company at a gross rate of $19.15 per square foot, subject to an annual 5% increase. The term of the sublease terminated July 31, 1997. Management believes the rental rate paid by QUAESTUS approximated the current market rate for similar office space in downtown Milwaukee.

     QUAESTUS, RPI and the Company have entered into certain arrangements pursuant to which the employees of RPI and QUAESTUS participate in the health and dental insurance, long-term disability insurance and life insurance plans offered by the Company to its employees. RPI and QUAESTUS pay the Company an amount equal to the premiums for their employees covered by such plans.

     The Company and Mr. Weening are parties to a Consulting Agreement which replaced the employment agreement that had been in effect when he served as the Chairman and CEO of the Company prior to October 1990. Under his employment agreement and the Company's Incentive Stock Option Plan, Mr. Weening was granted an option to purchase 100,000 shares of the Company's stock at a price of $8.00 per share. These options will expire in 2001. Pursuant to the Consulting Agreement, Mr. Weening is not entitled to receive any cash compensation for so long as QUAESTUS is retained to assist the Company. If the Company elects to terminate the QMC Letter, Mr. Weening would again be entitled to receive his annual compensation at the rate of $125,000 per year under his Consulting Agreement. If both the QMC Letter and the Consulting Agreement are terminated, Mr. Weening would be entitled to receive a lump sum payment equal to $125,000 unless the termination occurs after a change in control of the Company in which case he would receive $250,000. In any event, unless the termination is for cause, Mr. Weening is entitled to health and disability coverage for two years following termination. Pursuant to Mr. Weening's Consulting Agreement, the Company pays the premium on a split dollar life insurance policy on his life with a face amount of $1,000,000.

     Mr. Alverson is a shareholder of the law firm of Godfrey & Kahn, S.C., which the Company retains from time to time to perform legal services.

     On December 13, 1996, the Company repaid borrowings from WITECH Corporation ("WITECH") and QUAESTUS Limited Partnership under a previously existing secured line of credit (the "Senior Line"). Of the $1,465,000 outstanding under the Senior Line at December 13, 1996, $1,000,000 was repaid by conversion of such amount into shares of the Company's common stock at a rate of $2.25 per share. The remaining $465,000 was borrowed under the WITECH Line described below.

     The Company has a line of credit with WITECH, (the "WITECH" Line) that has been in place since October 4, 1993. The WITECH Line was amended on May 30, 1997 to include a bridge loan of $500,000, bringing the line up to $2,500,000. The bridge loan was paid in full and canceled as of September 30, 1997 and the balance of the WITECH Line is due on December 31, 1997. Interest due on the WITECH Line is at the rate of prime plus 2%. On July 28, 1997, the Company repaid $2,000,000 of the WITECH Line by conversion of such amount into 20,000 shares of the Company's PIK preferred stock at a rate of $100 per share. Under the WITECH Line, the Company has issued a commitment warrant to WITECH for the purchase of up to 500,000 shares of common stock at a price of $2.00 per share and 100,000 shares of its common stock at a price of $2.25 per share pursuant to an amendment dated November 5, 1996. The Company has issued a usage warrant to WITECH for a maximum of 100,000 shares of its common stock at a price of $2.25. The exercise price of the warrants is reduced if the Company issues common stock at less than the then current exercise price. As of September 30, 1997 there were $1,159,000 of borrowings outstanding under the WITECH Line.

     In July 1997, the Company issued 20,000 shares of Series A Preferred Stock for $2,000,000 to WITECH. The proceeds from the sale were applied against the outstanding balance of the WITECH Line.

     In September 1996, Applewood Associates LP purchased from the Company 1,050,000 additional shares of stock at a purchase price of $2.25 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, except as noted below, all of such forms were filed on a timely basis by reporting persons. William Alverson, Francis Brzezinski, Gordon Bridge, George Dalton, Mitchell Fromstein, Gerald Kahn, Eric Robison and Richard Weening reported late on Form 5 option grants under the Company's Director Stock Option Plan. Mr. Dearing and Mr. Koczela reported late on Form 5 option grants under the Company's Incentive Stock Option Plan.


   PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

GENERAL

     The Board of Directors has determined that it would be advisable to amend the Company's Articles of Incorporation to effect a one-for-four reverse stock split of the Company's issued and outstanding Common Stock while keeping 25,000,000 authorized shares of Common Stock, at par value of $0.001, and 1,000,000 authorized shares of Preferred Stock, at a par value of $0.001 (the "Reverse Split").

     Subject to shareholder approval, the Board of Directors has approved an amendment of the Company's Articles of Incorporation which would add a new paragraph to the Articles of Incorporation that would result in one post-split share of Common Stock ("Post-Split Shares of Common Stock") being issued in exchange for every four shares of Common Stock issued and outstanding on the effective date of the Reverse Split ("Pre-Split Shares of Common Stock"). The Reverse Split will not affect the number or par value of the authorized Common Shares, which will remain at 25,000,000 Common Shares, $0.001 par value per share. The Reverse Split will not affect the number or par value of the authorized Preferred Shares, which will remain at 1,000,000 Preferred Shares, $0.001 par value per share.

     The Reverse Split will become effective upon the filing with the Office of the Wisconsin Department of Financial Institutions of Articles of Amendment to the Articles of Incorporation of the Company (the "Amendment"). Each share of Common Stock then issued and outstanding would automatically, without any action on the part of the holders of such Common Stock, become and be converted into one fourth of a share of Common Stock. If the Amendment is approved and management determines to proceed with the Reverse Split management will use its discretion to determine when to file the Amendment. Management currently expects such Amendment to be filed by December 31, 1997. See "Purposes of the Reverse Split."

PRINCIPAL EFFECTS OF REVERSE SPLIT

     Based upon the 15,420,974 shares of Common Stock outstanding as of October 7, 1997, the Reverse Split would decrease the outstanding shares of Common Stock by approximately 75%, and, once effective, the Reverse Split would result in approximately 3,855,244 Post-Split Shares of Common Stock outstanding. Fractional shares will be settled by rounding up to the next whole share. Similarly, the aggregate number of shares of Common Stock reserved for issuance upon exercise of warrants and options would decrease from approximately 2,715,338 shares to approximately 678,835.

     Each outstanding option or warrant will automatically become an option or warrant, as the case may be, to purchase 25% of the number of shares subject to the option or warrant immediately prior to the Reverse Split at an exercise price which is four times the exercise price of the option or warrant immediately prior to the Reverse Split. In addition, the shares available for issuance under the Company's Incentive Stock Option Plan and Director Stock Option Plan will be reduced by approximately 75% to reflect the Reverse Split, and the other relevant terms and provisions of the Company's stock option plans will be appropriately adjusted to reflect the Reverse Split. The Company will obtain a new CUSIP number for the Common Stock effective at the time of the Reverse Split. Following the effectiveness of the Reverse Split, the Company will provide each record holder of Common Stock information to enable such holder to obtain new shares and certificates.

     The Reverse Split will not affect the par value of the authorized Common Stock, and the number of authorized shares of Common Stock will remain at 25,000,000 shares, $0.001 par value per share. The Reverse Split will not affect the number of par value of the authorized Preferred Shares, which will remain at 1,000,000 Preferred Shares, $0.001 par value per share. As a result, if the Amendment is approved, the decrease in the number of shares outstanding and reserved for issuance pursuant to the exercise of options and warrants will result in an increase in the number of shares available for issuance. The terms of the Post-Split Shares of Common Stock will be the same as the terms of the Pre-Split Shares of Common Stock, and subject to the provisions for the settlement of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity interest in the Company or the voting power or the rights, preferences or privileges of the holders of Common Stock.

     The following table illustrates the principal effects of the Reverse Split discussed in the preceding paragraphs:



     NUMBER OF SHARES OF COMMON STOCK        BEFORE REVERSE SPLIT    AFTER REVERSE SPLIT
 Authorized                                        25,000,000             25,000,000

 Outstanding                                       15,420,974              3,855,244

 Subject to Outstanding Options and Warrants       2,715,338                678,835

 Reserved for Issuance in Connection with
 Future Grants Under Option Plans                   628,313                 157,078

 Available for Future Issuance by Action of
 the Board (after giving effect to the
 above reservations)                               6,235,375              20,308,843


     Assuming the Reverse Split is approved and management determines to proceed with the Reverse Split, the Company will file Articles of Amendment, with the Wisconsin Department of Financial Institutions effecting the Reverse Split. See "Purposes of the Reverse Split." The Reverse Split would become effective on the date of such filing (the "Effective Date").

PURPOSES OF THE REVERSE SPLIT

     The Reverse Split would decrease the number of Common Stock outstanding and presumably increase the per share market price for the Post-Split Shares of Common Stock. The Company's Board of Directors believes that the relatively low market price per share of the Company's Common Stock may impair the marketability of the Common Stock to institutional investors and members of the investing public. In theory, the number of shares outstanding should not, alone affect the marketability of the Common Stock, the type of investor who acquires them, or the Company's reputation in the financial community. In practice, however, this is often not the case, because many investors look upon low-priced shares as speculative in nature, and as a matter of policy, avoid investment in such stocks. These factors may not only affect the liquidity of the Common Stock, but may also impair the Company's ability to raise additional capital through the sale of equity securities.

     The Board also recognizes that many leading brokerage firms are reluctant to recommend lower-priced securities to their clients. In addition, a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices relate to the payment of broker's commissions and time-consuming procedures that make the handling of lower priced stocks economically unattractive to brokers. The structure of brokerage commission tends to adversely impact holders of lower-priced stocks because brokerage commissions on a sale of a lower-priced stock generally represent a higher percentage of the sales price than the commissions on higher-priced stocks.

     The Company is currently quoted on the NASDAQ Stock Market as a National Market Security ("NASDAQ/NMS"). Under new requirements for NASDAQ/NMS securities that become effective on February 23,1998, the Common Stock must maintain a minimum $1 bid price to be eligible for continued quotation on NASDAQ/NMS. On October 2, 1997, the closing bid price of the Pre-Split Shares of Common Stock was $ .875. If the Company fails to maintain such $1 minimum bid price, the Common Stock could be subject to delisting. In that event, the liquidity of the Company's Common Stock could be impaired, through delays in the timing of transactions, reduction in the news media's coverage of the Company, lack of investment analyst interest in covering the Company, and lower prices for the Company's Common Stock than might otherwise be obtained.

     The Board of Directors hopes that the decrease in the number of shares Common Stock outstanding resulting from the Reverse Split and the anticipated corresponding increased price per share will stimulate interest in the Company's Common Stock, promote greater liquidity for the Company's shareholders and result in a price level for the Post-Split Shares of Common Stock that will better assure that the Company will maintain its NASDAQ/NMS listing. The Board also hopes that the Reverse Split will result in a price level for the Post-Split Shares of Common Stock that will mitigate the present reluctance, policies and practices of brokerage firms, and diminish the adverse impact of trading commissions, on the potential market for the Company's Common Stock. However, there is no assurance that the Reverse Split will achieve the desired results, that the price per Post-Split share of Common will increase proportionately with the decrease in the number of shares, or that any price increase can be sustained for a prolonged period of time. In addition, it is possible that the liquidity of the Post-Split Shares of Common Stock may be adversely affected by the reduced number of shares outstanding if the proposed Reverse Split is effected.

     Further, the Reverse Split might leave some shareholders with one or more "odd-lots" of the Company's Common Stock (stock in amounts less than 100 shares). These shares may become more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

     The Board of Directors believes that the Reverse Split is in the best interest of the Company and its shareholders.

EXCHANGE OF CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

     On the Effective Date, each four Pre-Split Shares of Common Stock will automatically be combined and changed into one Post-Split Common Share. No additional action on the part of the Company or any shareholder will be required in order to effect the Reverse Split and, beginning on the Effective Date, each certificate representing Pre-

Split Shares of Common Stock will represent for all purposes one fourth of that number of Post-Split Shares of Common Stock. Shareholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Split for new certificates representing Shares of Common Stock issued as a result of the Reverse Split. The Company's Transfer Agent will act as the Company's exchange agent in implementing the exchange of stock certificates.

     Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates representing Pre-Split Shares of Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company but either will be returned to the tendering person for exchange or processed as a transfer of Post-Split shares of Common Stock. Shareholders should not submit any certificates until requested to do so.

     No scrip or fractional Post-Split Shares of Common Stock will be issued to any shareholder in connections with the Reverse Split. In lieu of issuance of any fractional shares that would otherwise result from the Reverse Split, the Company will issue to any shareholder that would otherwise receive fractional shares one (1) additional share of Common Stock.

     Shareholders are encouraged to surrender their certificates for certificates evidencing whole Post-Split Shares of Common Stock as promptly as possible after the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following general description of the federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement, all of which are subject to change and any such change could apply retroactively. This discussion is for general information only and does not purport to deal with all aspects of federal income taxation that may be relevant to the holders of Common Stock and does not discuss the consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, tax exempt organizations, banks or insurance companies). Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them.

     The combination and change of each four Pre-Split Shares of Common Stock into one Post-Split Common Share should be a tax-free transaction, and no gain or loss will be recognized to the Company or its shareholders as a result of the Reverse Split. The holding period of the Pre-Split Shares of Common Stock will be transferred to the Post-Split Shares of Common Stock received in exchange therefor, provided that the shareholder held the Pre-Split Shares of Common Stock as a capital asset at the time of the exchange.

     This discussion should not be considered as tax or investment advice, and the tax consequence of the Reverse Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to ascertain their individual federal, state, local and foreign tax consequences.

VOTE REQUIRED

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE REVERSE SPLIT AND THE RELATED AMENDMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENT UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES OR SPECIFICALLY ABSTAIN FROM VOTING ON THIS MATTER.

     The Board of Directors reserves the right to abandon the proposed Amendment and Reverse Stock Split without further action by the shareholders at any time before the filing of the Amendment with the Wisconsin Department of Financial Institutions notwithstanding authorization of the proposed Amendment and Reverse Split by the shareholders.

              PROPOSALS OF SHAREHOLDERS FOR 1998 ANNUAL MEETING

     All proposals of shareholders intended to be presented at the Company's 1998 Annual Meeting must be received by the Company at its executive offices on or before June 19, 1998, to be considered for inclusion in the proxy statement for that meeting.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed Ernst & Young LLP to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending July 31, 1998 and is seeking the ratification of this appointment by the shareholders. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                                OTHER MATTERS

     The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE CHIEF EXECUTIVE OFFICER, ARI NETWORK SERVICES, INC., 330 E. KILBOURN AVENUE, MILWAUKEE, WI 53202.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                                     Mark L. Koczela, Secretary
                                                               October 17, 1997

                          ARI NETWORK SERVICES, INC.
         This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned, a shareholder of ARI Network Services, Inc. (the "Company"), hereby appoints Brian E. Dearing and Mark L. Koczela and each of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of stock of the Company held of record by the undersigned on October 7, 1997, at the 1997 Annual Meeting of shareholders of the Company to be held on November 19, 1997 at 9:00 a.m. and at any and all adjournments thereof.

1. ELECTION OF DIRECTORS:    [ ] FOR all nominees        [ ] WITHHOLD AUTHORITY
                                 below to serve until        to vote for all
                                 the Company's 2000          nominees listed
                                 Annual Meeting              below.
                                 and until their
                                 successors are
                                 elected and
                                 qualified.
                                 (except as marked
                                 to the contrary
                                 below)


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

                    GEORGE D. DALTON AND GORDON J. BRIDGE

2. To consider and act upon a proposal to amend the Company's Articles of Incorporation to effect a one-for-four reverse stock split of the Company's Common Stock while keeping 25,000,000 authorized shares of $0.001 par value Common Stock (the "Reverse Split").

   [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

3. To ratify the selection of Ernst & Young LLP as the Company's Independent Public Accountants for fiscal 1998.

   [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

4. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 1997 Annual Meeting and at any adjournment or postponement thereof.


                (Continued and to be signed on the reverse side)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS, "FOR" THE PROPOSED ONE-FOR-FOUR REVERSE STOCK SPLIT, AND "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


                                Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                Date:                                    , 1997
                                     ------------------------------------

                                -----------------------------------------------
                                            (Signature of Shareholder)

                                -----------------------------------------------
                                  (Signature of Shareholder - if held jointly)


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.